Exhibit F-1

                                      New Orleans, Louisiana
                                           December 10, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          Referring to the Application-Declaration on Form U-1, as amended (File No. 70-9141) (hereinafter referred to as the "Application-Declaration"), filed with the Securities and Exchange Commission under the Public Utility Holding
Company   Act  of  1935,  as  amended  ("Act"),  by  Entergy
Louisiana,  Inc.  ("Company")  contemplating,  among   other
things, (A) the issuance and sale by the Company of not to exceed $600,000,000 in aggregate principal amount of (1) its first mortgage bonds ("Bonds") under a Mortgage and Deed of Trust, dated as of April 1, 1944 ("Mortgage"), as amended
and   supplemented,  including  one  or  more   Supplemental
Indentures thereto under which the Bonds are to be issued, and/or (2) its Debentures ("Debentures") under a Debenture Indenture or a Subordinated Debenture Indenture, and/or (B) the issuance and sale by the Company, (1) through one or more special purpose subsidiaries of the Company, of one or more series of preferred securities of such subsidiary having a stated liquidation preference ("Entity Interests"), where the issuance shall involve the issuance of one or more series of the Company's junior subordinated debentures
("Entity   Subordinated   Debentures")   under   an   Entity
Subordinated  Debenture Indenture to  such  special  purpose
subsidiaries,  each  series  of  such  Entity   Subordinated
Debentures to be in an amount not to exceed the amount of the respective series of Entity Interests plus an equity
contribution   by  the  Company  (the  Entity   Subordinated
Debentures issued to evidence such Entity Interests and such equity contribution not to be included in the above-referenced aggregate amount of $600,000,000), and where the
payment   of   distributions  and  the  amounts   due   upon
liquidation of such entity or redemption of the Entity Interests may be guaranteed by the Company, and/or (2) of one or more new series of the Company's Preferred Stock ("Preferred Stock") (such Entity Interest and Preferred Stock to be issued in a combined aggregate stated amount not to exceed $260,000,000), and/or (C) the entering into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $420,000,000, including the possible issuance and pledge of one or more new series of the Company's first
mortgage   bonds  ("Collateral  Bonds")  in   an   aggregate
principal amount not to exceed $455,000,000 as security for the Tax-Exempt Bonds (where such amount is not to be included in the amount of Bonds in (A)(1) above), and/or (D) the proposed acquisition by the Company of all or a portion
of   certain  series  of  the  Company's  outstanding  First
Mortgage Bonds and Preferred Stock and certain series of outstanding Pollution Control Revenue Bonds and Industrial Development Revenue Bonds issued for the Company's benefit ("Outstanding Securities"), all as more fully described in said Application-Declaration, we advise as follows:

     1. The Company is a corporation validly organized and existing under the laws of the State of Louisiana.

       2.     All   action  necessary  to  make  valid   the
participation by the Company in the proposed transactions described in (A), (B), (C) and (D) above will have been taken when:

              (a)   the  Application-Declaration shall  have
   been  granted  and  permitted  to  become  effective   in
   accordance  with the applicable provisions of the  Public
   Utility Holding Company Act of 1935, as amended;

              (b) appropriate final action shall have been taken by the Board of Directors and/or an Authorized
   Officer of the Company with respect to the proposed transactions;

             (c) the Supplemental Indentures, the Debenture Indenture, the Subordinated Debenture Indenture, the Facilities Agreement, the Refunding Agreement and each of the other agreements referred to in the Application-Declaration related to said proposed transactions shall have been duly executed and delivered by each of the proposed parties thereto; and

              (d) the Bonds, Debentures, Preferred Stock, Entity Subordinated Debentures and/or Tax-Exempt Bonds (including, if applicable, Collateral Bonds) shall have been appropriately issued and delivered for the consideration contemplated.

     3. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the
Commission, (ii) within the limits specified in the Company's Mortgage, as amended and supplemented and as proposed to be further supplemented, and the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended and (iii) in accordance with appropriate resolutions of the Board of Directors and certificates of Authorized Officer(s) of the Company:

              (a) all state laws which relate or are applicable to the participation by the Company in the proposed transactions described in (A), (B), (C) and (D) above (other than so-called "blue-sky" laws or similar laws, upon which we do not pass herein) will have been complied with;

             (b) the Bonds, Debentures, Entity Subordinated Debentures and/or the Collateral Bonds will be valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights;

              (c) the Preferred Stock will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaing thereto set forth in the Company's Restated Articles of Incorporation, as amended and as they are proposed to be further amended;

             (d) the Company will have legally acquired any Outstanding Securities being acquired; and

               (e)    the   consummation  of  the   proposed
   transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

      I am a member of the Louisiana Bar and do not hold myself out as an expert on the law of any other state.

      I hereby consent to the reliance by Reid & Priest LLP on this opinion in rendering their opinion to you of even date herewith and to the use of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,

                              /s/ Denise C. Redmann
                              _______________________
                              Denise C. Redmann
                              Senior Attorney - Corporate
                                 and Securities
                              Entergy Services, Inc.